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                                                           Exhibit 99.B(g)(i)(2)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                              ING PRIME RATE TRUST

     This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated September 1, 2000 between ING Prime Rate Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING Prime Rate Trust, a Series of the Trust.

                                   WITNESSETH

     WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

     NOW, THEREFORE, the parties agree as follows:

     1. Section 7 of the Agreement is hereby amended by inserting the words "Board approved" in front of "fees of any trade associations of which the Trust is a member."

     2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.


                                        ING PRIME RATE TRUST


                                        By:  /s/ Robert S. Naka
                                             -----------------------------
                                             Robert S. Naka
                                             Senior Vice President


                                        ING INVESTMENTS, LLC


                                        By:  /s/ Michael J. Roland
                                             -----------------------------
                                             Michael J. Roland
                                             Executive Vice President